UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

January 16, 2017

Date of Report (Date of Earliest Event Reported)

UNI-PIXEL, INC.

(Exact Name of Small Business Issuer as Specified in Its Charter)

DELAWARE	001-34998	75-2926437
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4699 Old Ironsides Drive, Suite 300 Santa Clara, California 95054
(Address of Principal Executive Offices)

(281) 825-4500
(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 16, 2017, Uni-Pixel Displays, Inc. (“Displays”), a subsidiary of Uni-Pixel, Inc. (“UniPixel” or the “Company”) entered into a Memorandum of Understanding (“MOU”) with General Interface Solution Limited, a Samoa corporation (“GIS”), to engage in a strategic project regarding the manufacture of XTouch metal mesh sensors (the “Proposed Transaction”). The Proposed Transaction is contingent on the negotiation and execution of definitive agreements by the parties and other customary conditions. The term of the MOU shall be for three months while the parties negotiate the definitive agreements, but upon execution of the definitive agreements, the MOU shall terminate. The term of the Proposed Transaction shall be for three years, during which time Displays shall sublicense to GIS technology for the design and manufacture of XTouch sensors to be incorporated into touch module products and/or to be separately sold by GIS to third parties. Displays will also provide training and technical support to GIS for such design and manufacture. GIS shall make a $6 million cash investment within a month of execution of the definitive agreement. GIS shall also pay a royalty to Displays equal to 20% of sensor manufacturing cost for the sensors to be incorporated into touch module products and 30% of sensor sales prices for the sensors separately sold to third parties. However, there shall be no royalties applied to (a) the first 150,000 sensor units manufactured in 2017 and sold to other parties and (b) the first 300,000 sensor units manufactured in 2018 and sold to other parties.

Displays shall also lease to GIS a manufacturing pilot line / limited production line based in Display’s facility in Colorado Springs, Colorado. This manufacturing line will be leased to GIS until the earlier of (x) the establishment of a separate GIS facility and equipment or (y) expiration of the definitive agreement. After the term of the lease of the manufacturing line, GIS will have the option to extend the lease agreement of the manufacturing line for the manufacture of sensors in Colorado Springs for an additional payment determined at the time of lease extension with such payment not to exceed the average annual payment of the original lease. Displays shall be obligated to purchase from GIS, at GIS manufacturing cost plus 20%, the following minimum quantities of XTouch sensors:

1.       2017 – 1 million units

2.       2018 – 1.5 million units

3.       2019 – 2.0 million units

GIS will have no royalty obligation to Displays for the sensors that GIS sells to Displays. Minimum quantities will be contingent on Displays and GIS agreeing on manufacturing cost. Displays and GIS will meet on a quarterly basis to review manufacturing costs.

The parties shall also work in good faith to enter into a separate advanced technology development agreement targeted primarily at touch sensor modules for the flexible/foldable display market.

The full text of the MOU is furnished as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the terms of the MOU is only a summary of the material terms of the MOU, does not purport to be complete and is qualified in its entirety by reference to such exhibit.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements regarding the Company and Displays, including, but not limited to, statements related to the expected terms of the definitive agreement pertaining to the Proposed Transaction, including with regard to timing, payments and the contributions that the parties will make to the Proposed Transaction.

These forward-looking statements are based on the Company’s and Displays’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation,risks related to the Company’s and Displays’ ability to successfully negotiate and enter into a definitive agreement pertaining to the Proposed Transaction on the proposed terms and schedule, including risks and uncertainties related to such negotiation and closing conditions for the definitive agreement, along with those other risks detailed under the caption “Risk Factors” and elsewhere in the Company’s U.S. Securities and Exchange Commission filings and reports. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this Current Report on Form 8-K or the accompanying MOU. The Company or Displays undertakes no duty or obligation to update any forward-looking statements contained in this Form 8-K or the accompanying MOU as a result of new information, future events or changes in its expectations.

Item 8.01. Other Events

On January 18, 2017, UniPixel issued a press release announcing that it had entered into a MOU regarding the Proposed Transaction. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Memorandum of Understanding dated January 16, 2017.

99.1	Press release dated January 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2017	By:	/s/ Christine Russell
Christine Russell, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Memorandum of Understanding dated January 16, 2017.

99.1	Press Release dated January 18, 2017.